Exhibit 10.15

RESTATED EXECUTIVE OFFICER SEVERANCE AGREEMENT

THIS RESTATED EXECUTIVE OFFICER SEVERANCE AGREEMENT (the “Agreement”) is effective as of April 1, 2002 (“Effective Date”), and is by and between BARRY HOBERMAN (the “Executive”), an individual currently residing at 10290 Palo Vista, Cupertino, CA 95014-2713 and INSILICON CORPORATION, a Delaware corporation (the “Company”), with its principal place of business at 411 East Plumeria Drive, San Jose, CA 95134.

RECITALS

A.    The Company desires to employ Executive and Executive desires to provide employment services to the Company, on all the terms and conditions set forth herein.

B.    The Board of Directors of the Company believes it to be in the best interest of the Company and its stockholders to provide the Executive with certain severance benefits should Executive’s employment with the Company terminate under certain circumstances, and the parties wish to provide Executive with financial security and with sufficient incentive and encouragement for Executive to remain with the Company.

C.    Certain capitalized terms used in the Agreement are defined in Section 10 below.

D.     Upon the execution of the Agreement by the Company and the Executive, all provisions of, rights granted, covenants made in any previous oral or written agreement of the parties with respect to the subject matter hereof, including but not limited to the Executive Officer Severance Agreement effective as of November 30, 1999, are hereby waived, released, superseded and restated in their entirety herein and have no further force and effect.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, the parties agree as follows:

1.    DUTIES AND SCOPE OF EMPLOYMENT.    Executive has been hired as Chief Executive Officer of Company. Executive shall have such duties with the Company, its subsidiaries or affiliates, as the Company shall determine. The Executive shall comply with and be bound by the Company’s operating policies, by-laws, procedures and practices from time to time in effect during his employment. Executive shall devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Executive will use his best efforts to further the business of the Company and its affiliated entities. In connection with his employment under this agreement, Executive shall be based at the Company’s principal place of business which is currently located in San Jose, California, but Executive understands and agrees that he may be required to perform services anywhere in the world, and will perform his employment at such location or locations as may be determined by the Board of Directors of the Company.

2.    BASE COMPENSATION.    As of the Effective Date of this Agreement, Executive’s annual base salary will be $250,000.00 (“Base Compensation”). The Company will pay the Base

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Compensation in accordance with normal Company payroll practices. The Base Compensation shall be reviewed annually and may be increased from time to time, in which case the “Base Compensation” will refer to the base salary earned by Executive at the time in question.

3.    EXECUTIVE’S BENEFITS.    The Executive shall be eligible to participate in the employee benefit plans and Executive compensation programs maintained by the Company applicable to other Executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option and employee stock purchase plans, incentive or other bonus plans, life, disability, health, medical and hospital, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the terms and conditions of the plan or program in question and to the sole determination of the Board of Directors, or any committee administering such plan or program. The Company agrees that Executive, while being employed by Company, earn vacation at a rate of 15 days per year provided Executive does not accrue a total of more than 40 days of vacation. After Executive has accrued 40 days of vacation, Executive shall no longer be eligible to earn further vacation until he uses some vacation, at which point Executive can again begin to accrue vacation up to the 40 day vacation cap. The following additional Executive benefits will be made available:

(a)    Additional Stock Option Grants.    Executive will be entitled to receive future annual grants of options during the term of this Agreement at the discretion of the Compensation Committee of the Board of Directors.

(b)    Bonus Eligibility And Payment.    The target amount of Executive’s annual fiscal year bonus will be $125,000.00. Actual bonus payments will be based on application of the terms of the executive incentive plan in effect at the time of this Agreement and any bonus plans adopted by the Board of Directors in the future.

4.    OTHER BUSINESS AFFILIATIONS.    In addition to Executive’s obligations under Section 9, Executive agrees that, without the approval of the Company, he shall not, while employed by the Company, devote any time to any business affiliation which would interfere with or derogate from his obligations under this Agreement with respect of the Company and any of its subsidiaries, parents or affiliates.

5.    EXPENSES.    The Company shall reimburse Executive for all reasonable business expenses incurred in the performance of his duties hereunder on behalf of the Company, upon submission of expense reports to the extent necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code (as amended) and the Regulations thereunder and according to such expense report regulations as may be established by the Company.

6.    TERM AND TERMINATION.

(a)    Term Of Employment.    Executive’s employment with the Company under this Agreement shall continue from the Effective Date until terminated by the Board of Directors in accordance with the terms of this Agreement.

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(b)    Termination For Cause.    The Board of Directors may terminate this Agreement and the employment of Executive hereunder, with immediate effect, including, without limitation, the termination of all compensation and benefits (except as may be expressly provided in this Agreement), for Cause, as defined hereunder. However, the Executive shall remain eligible for severance and other benefits (if any) as may then be available under the Company’s then existing severance and benefit plans and policies at the time of Executive’s termination.

(c)    Termination Not For Cause.    If the Company terminates Executive’s employment for any reason other than Cause, or Executive’s employment is terminated by Constructive Termination as defined in this Agreement, the Executive shall be entitled to receive the severance benefits stated in Section 7(a) and 8 below, as applicable, unless the termination or Constructive Termination is as a result of death or disability, in which event Executive shall be entitled to receive the benefits set forth in Section 7(b), if any. Both Company and Executive agree that Executive’s employment is “at will” and may be terminated at any time by either party.

(d)    Return of Information.    On termination of employment for any reason, Executive will return to the Company all originals and copies of all or any part of: lists and sources of customers and suppliers; lists of employees; proposals to clients or drafts of proposals; business plans and projections; reports; job notes; specifications; and drawings pertaining to the Company or its customers; or any and all other things, equipment and written materials obtained by Executive during the course of employment from the Company or from any client of the Company, unless Company provides in writing its waiver of the forgoing.

7.    SEVERANCE BENEFITS.

(a)    Termination Not For Cause.    Except as provided in Section 7(b), if the Board of Directors terminates Executive’s employment for any reason other than Cause, or Executive’s employment is terminated by Constructive Termination as defined in this Agreement, the Executive shall be entitled to receive the following severance benefits:

(1)    Guaranteed Severance Payments.    Subject to Executive entering into a Release of Claims (in a form substantially similar to the form of release of claims attached as Exhibit A), Executive shall be entitled to receive severance payments for twelve (12) months from the date of termination at Executive’s then current base salary, which may be greater than, but will not be less than the Base Compensation (the “Guaranteed Severance Payment”). The Guaranteed Severance Payment will be paid to Executive in accordance with the Company’s standard payroll practices. Upon termination, Executive will also be entitled to receive a pro-rated portion of his then current targeted bonus for the fiscal year of his termination as described in Section 3(b) based on the date that Executive’s employment is terminated.

(2)    Medical Benefits.    The Company, at the Company’s sole expense, shall provide Executive (and, if applicable, his eligible dependents) with the same level of health coverage and benefits as in effect for Executive (and, if applicable, his eligible dependents) on the day immediately preceding the day of the Executive’s termination of employment (the “Company-Paid Coverage”); provided, however, that: (i) Executive and each

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eligible dependent constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (collectively, “Qualified Beneficiaries”); (ii) each Qualified Beneficiary elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA; and (iii) if the health coverage is no longer offered by the Company to its current employees, then the Company shall be under no obligation to continue the existing coverage for Executive (and, if applicable, his eligible dependents). Such Company-Paid Coverage shall continue in effect for each Qualified Beneficiary until the earlier of (i) the Qualified Beneficiary is no longer eligible to receive continuation coverage under COBRA, or (ii) thirty (30) months following termination of employment. Except for those obligations in subsection (2)(ii) above, the Company’s obligations under paragraphs 1 and 2 of this Section 7(a) shall terminate upon Executive’s breach of his agreements under Section 9 hereof.

(b)    Disability; Death.    If the Company terminates the Executive’s employment as a result of the Executive’s Disability or if the Executive’s employment terminates due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement, unless the Company has no benefit plan in place to account for death or disability of employees, in which case Executive will be entitled to receive the Guaranteed Severance Payment specified in
Section 7(a)(1). Executive shall remain eligible for those severance and other benefits (if any) as may then be available under the Company’s then existing severance and benefits plans and policies at the time of Executive’s termination or death.

8.    STOCK OPTIONS.    All of Executive’s options not otherwise forfeited under the terms of this Agreement will continue to vest in the event of any of the following:

(a)    Continued Employment.    For so long as Executive remains an employee of the Company, option vesting shall continue in accordance with the vesting schedule described in Executive’s option agreements.

(b)    Termination for other than Cause or by Constructive Termination:    If the Board of Directors terminates Executive’s employment for any reason other than Cause, or Executive’s employment is terminated by Constructive Termination, the Executive shall be entitled to receive option vesting during the twelve month Severance Benefits Period in accordance with the vesting schedule described in Executive’s option agreements. Executive will forfeit options that have not vested as of the end of the twelve month Severance Benefits Period. Executive and the Company will negotiate a consulting agreement under which Executive will provide advisory services to the Company’s executive management or board of directors during the 12 months after his termination.

(c)    Corporate Transaction:    In the event that Executive continues to be employed by the Company as of the date of the signing of a definitive agreement to enter into a Corporate Transaction (as defined below), the Executive shall receive immediate vesting of 50% of Executive’s remaining options that have not yet vested or otherwise been forfeited under the terms of this Agreement. Following the date of a Corporate Transaction, for so long as Executive remains employed by the Company, Executive will continue to vest in any remaining options that have not vested in accordance with the vesting schedule described in Executive’s option agreements.

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(d)    Corporate Transaction and Termination of Executive’s Employment for other than Cause or by Constructive Termination:    Notwithstanding sections 8(b) or 8(c) of this Agreement, if (i) Executive’s employment is terminated during the period within one month prior to the date of the signing of a definitive agreement to enter into a Corporate Transaction up to thirteen months after the date of the closing of a Corporate Transaction and (ii) Executive’s employment is terminated for any reason other than Cause, or is by Constructive Termination, the Executive shall be entitled to receive full acceleration of Executive’s options that have not yet vested or otherwise been forfeited under the terms of this Agreement.

If there is an inconsistency between this Agreement and the Company’s stock option plans or a stock option agreement, the terms of this Agreement will prevail.

(e)    Insider Trading.    While Executive receives severance payments, Executive will no longer be deemed a
Section 16(b) officer, but agrees to be considered an “insider” and comply with the Company’s Insider Trading Policy, unless otherwise agreed to in writing by the Company for matters related to reduction of Executive’s stock holding.

9.    COVENANTS NOT TO COMPETE AND NOT TO SOLICIT.

(a)    While employed by the Company, Executive agrees that he shall not, directly or indirectly, engage on his own behalf, or as owner, manager, advisor, principal, agent, partner, employee consultant, director, officer, stockholder or other proprietor owning more than a five percent (5%) interest, in any firm, corporation, partnership or other organization which is in the business of manufacturing, selling or distributing products in competition with the products of the Company. In case of any such ownership or participation, Executive shall furnish a detailed statement thereof to the Board of Directors of the Company, and, as from time to time requested by said Board, resubmit for approval a detailed statement thereof, which statement may be approved by said Board as not constituting such a violation or conflict, and in the event said Board determines that such violation or conflict exists, Executive shall immediately divest himself of such ownership or participation (or of representing or promoting others engaged in any such business). It is intended and agreed that during the term of this Agreement, Executive will not knowingly perform any act which may confer any competitive benefit or advantage upon any enterprise competing with the Company or any successor.

(b)    Upon the termination of the Executive’s employment with the Company within the terms of Section 6 and for a period of eighteen (18) months thereafter, Executive agrees that he shall not, on his own behalf, or as owner, manager, advisor, principal, agent, partner, employee consultant, director, officer, stockholder or other proprietor owning more than a five percent (5%) interest of any business entity, or otherwise, in any territory in which the Company is actively engaged in business: (i) open or operate any business which is in competition with any business of the Company, (ii) act as an employee, agent, advisor or consultant of any competitor of the Company, (iii) take any action to or do anything reasonably intended to divert business from the Company or influence or attempt to influence any existing customers of the Company to cease doing business with the Company or to alter its business

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relationship with the Company, or (iv) take any action or do anything reasonably intended to influence any suppliers of the Company to cease doing business with the Company or to alter its business relationship with the Company. Executive further covenants and agrees that he will not for himself or on behalf of any other person, partnership, firm, association or corporation in any territory served by the Company, directly or indirectly solicit or accept business from any of the Company’s existing customers for the purchase or sale of products or services of a like kind to those sold or provided the Company. The foregoing covenant shall not be deemed to prohibit Executive from acquiring an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

(c)    While employed by the Company and upon the termination of the Executive’s employment with the Company within the terms of Section 6 and for a period of eighteen (18) months thereafter, Executive agrees that he shall not either directly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause any employee of the Company to leave his or her employment either for Executive or for any other entity or person.

(d)    Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to directly solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants. Executive agrees that the provisions of this Section 9 contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by Executive of this Section 9, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Section 9.

(e)    Company will respond within 14 days to any written request by Executive to exclude a particular company or business entity from the scope of this Section 9. Company will not unreasonably deny such a request. The parties agree that a passive financial investment by Executive in a third party will not constitute competition within the scope of this Section 9.

10.    DEFINITION OF CERTAIN TERMS.    The following terms referred to in this Agreement shall have the following meanings for the purposes of this Agreement only:

(a)    Cause.    “Cause” shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as Chief Executive Officer and intended to result in substantial personal enrichment of the Executive, (ii) conviction of a felony resulting from any action or failure to act by the Executive in the performance of Executive’s duties, that is injurious to the Company, (iii) a willful act by the Executive which constitutes gross misconduct and which results in material injury to the Company, (iv) continued violations by the Executive of the his material obligations under this Agreement that are demonstrably willful and deliberate on the Executive’s part after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed his duties; and (v) the breach by Executive of the non-competition provisions of this Agreement, or of the Company’s standard form of confidentiality and proprietary inventions agreement, which shall be supplemental hereto and incorporated by reference herein.

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(b)    Constructive Termination.    “Constructive Termination” shall mean any of the following: (1) any material reduction in compensation, including bonus, unless such a reduction is applied, by resolution of the Board of Directors, to all of the Company’s officers; (2) reduction of Executive’s title; (3) material reduction in Executive’s responsibilities; (4) a relocation that is more than 75 miles from San Jose, California; and (5) material reduction in the number of Company employees in the organization for which Executive is responsible (said reduction not being based on voluntary resignation of Company employees, but through an internal reorganization, or other shifting of personnel that is not under the control of Executive).

(c)    Corporate Transaction.    “Corporate Transaction shall mean (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, in excess of fifty percent (50%) of the surviving corporation’s stock voting power); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, in excess of fifty percent (50%) of the surviving corporation’s stock voting power); (d) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities; or (e) any transaction (other than any direct or indirect acquisition of the Company’s voting securities by Phoenix Technologies Ltd.) as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of subparagraph (e), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(i)    A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(ii)    A corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(d)    Disability.    “Disability” shall mean that Executive has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental

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illness, and such inability, at least ninety (90) days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

11.    NO BREACH OF DUTY.    Executive represents that Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to employment with the Company. Executive has not and will not enter into any agreement either written or oral in conflict with this Agreement. Executive is not presently restricted from being employed by the Company or entering into this Agreement.

12.    SUCCESSORS.

(a)    Company’s Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors.    The terms of this Agreement, and all rights of the Executive hereunder, shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

13.    NOTICE.

(a)    General.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice President and General Counsel.

(b)    Notice Of Termination.    Any termination by the Company for Cause pursuant to Section 6(b) hereof shall be communicated by a notice of termination to the Executive given in accordance with Section 13(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable

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detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice).

14.    ARBITRATION.

(a)    The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, the interpretation, validity, construction, performance, breach, or termination hereof, or any of the matters herein released, excepting claims under applicable workers’ compensation law and unemployment insurance claims, shall be settled exclusively by binding arbitration to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.

Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This provision confers complete and total jurisdiction for final, binding arbitration with full and complete relief for any and all covered disputes, including all contract, tort, and statutory claims, and any other causes of action unless otherwise prohibited by law. This arbitration provision will survive after the termination of this Agreement.

(b)    The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants, and hereby waives any rights he may have to a jury trial with respect thereto.

(c)    EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, OR ANY OF THE MATTERS HEREIN TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS.

15.    MISCELLANEOUS PROVISIONS.

(a)    Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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(b)    Restatement; Whole Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and restates in its entirety any and all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof.

(c)    Choice Of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws but not the choice of law rules of the State of California.

(d)    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)    No Assignment Of Benefits.    The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 15(e) shall be void.

(f)    Employment Taxes.    All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

INSILICON CORPORATION:		BARRY HOBERMAN

By:	/s/ Albert E. Sisto	By:	/s/ Barry Hoberman
Title:	Chairman of the Board	Date:	4/1/02
Date:	4/1/02

EXHIBIT A

In consideration for Executive accepting the benefits under his Executive Officer Severance Agreement, effective April 1, 2002, Executive agrees to release Company of all claims arising from or relating to his employment as set forth below.

Executive hereby forever waives for himself, his attorneys, heirs, executors, administrators, successors and assigns any claim against Company, including its subsidiaries, affiliates, insurers, shareholders, officers, directors and employees (the “Parties Released”), for any action, loss, expense or any damages arising from any occurrence from the beginning of time until the date of the signing of this Agreement and arising or in any way resulting from Executive’s employment with Company or the termination thereof. The only exceptions to the above waiver are claims by Employee under any worker’s compensation or unemployment statutes and any right arising under this Agreement. Employee represents that he has no current intention to assert any claim on any basis against the Parties Released.

Company releases its claims on intellectual property created by Employee after the date of execution of this Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN GIVEN AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER SIGNING THIS RELEASE. EXECUTIVE MAY REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO COMPANY WITHIN SEVEN DAYS FOLLOWING ITS EXECUTION. THIS RELEASE SHALL NOT BECOME EFFECTIVE AND BINDING UNTIL SUCH PERIOD HAS EXPIRED. EXECUTIVE WILL RETURN ALL CONSIDERATION AND BENEFITS PROVIDED IN CONNECTION WITH THE GRANTING OF THIS RELEASE IF HE REVOKES THE RELEASE.

In the event of breach of this Agreement by Company, Executive’s exclusive remedy for such breach shall be limited to the enforcement of the terms of this Agreement.

INSILICON CORPORATION	BARRY HOBERMAN

By:	By:
Title:	Date:
Date: